Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-153078; 333-148843; and 333-145676), pertaining to the employee benefit plans of Geovic Mining Corp. (an exploration stage company) of our reports dated March 30, 2010 with respect to the consolidated financial statements of Geovic Mining Corp. (an exploration stage company) and the effectiveness of internal control over financial reporting of Geovic Mining Corp. included in this Annual Report (Form 10-K) for the year ended December 31, 2009.

/s/ Ernst & Young LLP Denver, Colorado March 30, 2010